Exhibit 10.25

SKY GROWTH HOLDINGS CORPORATION

2012 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

THIS AWARD AND ANY SECURITIES DELIVERED HEREUNDER ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AND REQUIREMENTS OF SALE AND OTHER PROVISIONS AS SET FORTH IN THE MANAGEMENT STOCKHOLDERS’ AGREEMENT.

SKY GROWTH HOLDINGS CORPORATION STRONGLY ENCOURAGES YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL ADVISORS WITH RESPECT TO YOUR AWARD AND ITS TAX CONSEQUENCES.

Agreement (the “Agreement”) made this [    ] day of [                    ], 2012 between Sky Growth Holdings Corporation (the “Company”), and [                    ] (the “Participant”).

1. Restricted Stock Unit Award. The Company hereby grants to the Participant, pursuant to the Sky Growth Holdings Corporation 2012 Equity Incentive Plan (the “Plan”) and subject to its terms, a Restricted Stock Unit award (the “Award”) giving the Participant the conditional right to receive, without payment but subject to the conditions and limitations set forth in this Agreement, [            ] shares of the Company’s common stock (the “Shares”). This Award is made under and subject to the Plan, and, except as otherwise expressly provided herein, all terms used herein shall have the same meaning as in the Plan.

2. Vesting. This Award shall become vested on each of the dates set forth below as to the number of Shares specified below in respect of such date, provided that the Participant is on such date, and has been at all times since the date of this Agreement, an employee of, or other service provider to, the Company or any of its Affiliates:

[            ] Shares on September 28, 2015; and

[            ] Shares on September 28, 2017.

In the event of termination of the Participant’s Employment by the Company without Cause or termination of the Participant’s Employment by the Participant for Good Reason, in each case within the two-year period following a Change of Control (as defined in the Management Stockholders’ Agreement), the Award, to the extent unvested and unless earlier terminated or forfeited, shall be treated for all purposes of this Agreement as having vested in full immediately prior to such termination of Employment.

For purposes of this Agreement, “Good Reason” means any of the following events or conditions occurring without the Participant’s express written consent, provided that the Participant shall have given notice of such event or condition within a period not to exceed ninety (90) days of the initial existence of such event or condition and the Company shall not have remedied such event or condition within thirty (30) days after receipt of such notice: (i) a materially adverse alteration in the nature or status of the Participant’s responsibilities or the conditions of employment; (ii) a material reduction in the Participant’s annual base salary or any target bonus, other than an across-the-board reduction that applies to the Participant and similarly-situated employees; (iii) a change of fifty (50) miles or more in the Participant’s principal place of employment, except for required travel on business to an extent substantially consistent with the Participant’s business travel obligations; or (iv) the Company’s material breach of any material written agreement between the Participant and the Company. Notwithstanding the foregoing, if an Participant is party to an employment, severance-benefit, change in control or similar agreement with the Company or any subsidiary of the Company that contains a definition of “Good Reason” (or a correlative term), such definition will apply in lieu of the definition set forth in the preceding sentence during the term of such agreement.

3. Delivery of Shares. Subject to Section 4 below, the Company shall, as soon as practicable upon the vesting of any portion of the Award (but in no event later than March 15 of the year following the year in which the relevant portion of the Award vests), effect delivery of the Shares with respect to such vested portion to the Participant (or, in the event of the Participant’s death, to the person to whom the Award has passed by will or the laws of descent and distribution). No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.

4. Dividends; Other Rights. The Award shall not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers Shares to the Participant. The Participant is not entitled to vote any Shares by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any Share prior to the delivery date with respect to such Share. The Participant shall have the rights of a shareholder only as to those Shares, if any, that are actually delivered under this Award and only at such time as such Shares are so delivered to the Participant.

5. Certain Tax Matters. The Participant expressly acknowledges that because this Award consists of an unfunded and unsecured promise by the Company to deliver Shares in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award. The vesting and/or payment of the Award will give rise to “wages” subject to tax withholding. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to be issued Shares following vesting of the Award, are subject to the Participant promptly paying to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld. No Shares will be transferred pursuant to the Award unless and until the Participant has remitted to the Company an amount in cash sufficient to satisfy all U.S. federal, state, local and non-U.S. requirements with respect to tax withholdings then due and has committed to pay in cash all tax withholdings required at any later time in respect of the transfer of such Shares, or has made other arrangements satisfactory to the Administrator with respect to such taxes; provided that, if the Administrator so permits, the Participant may satisfy such withholding requirements by having the Company hold back Shares otherwise issuable upon the payment of the Award with a fair market value equal to the applicable statutory minimum tax withholding requirements. The Participant authorizes the Company and its subsidiaries to withhold such amounts due hereunder from any payments otherwise owed to the Participant, but nothing in this sentence shall be construed as relieving the Participant of any liability for satisfying his or her obligation under the preceding provisions of this Section 5. The Company and its subsidiaries shall have no liability or obligation related to the foregoing.

6. Nontransferability. Neither this Award nor any rights with respect thereto may be sold, assigned, transferred (other than by will or the laws of descent and distribution), pledged or otherwise encumbered, except as the Administrator may otherwise determine.

7. Other Agreements. The Participant acknowledges and agrees that the Shares delivered under this Award, if any, shall be subject to the Management Stockholders’ Agreement and the transfer and other restrictions, rights, and obligations set forth therein. The Participant shall execute the Management Stockholders’ Agreement as a Manager (as such term is defined in the Management Stockholders’ Agreement).

8. Effect on Employment Rights. Neither the grant of this Award, nor the delivery of Shares under this Award, shall give the Participant any right to be retained as an employee of, or other service provider to, the Company or any of its Affiliates, or affect the right of the Company or any of its Affiliates to discharge or discipline such Participant at any time, or affect any right of such Participant to terminate his or her employment at any time.

9. Legends, etc. Shares delivered under this Award, if any, shall bear such legends as may be required or provided for under the terms of the Management Stockholders’ Agreement.

10. Confidential Information. The Participant agrees not to disclose (except as described below), or use for his or her personal benefit, any Confidential Information (as defined below) during the term of the Participant’s service to the Company and its Affiliates or thereafter. Confidential information may only be disclosed to someone other than the Company or its Affiliates if it is (a) to further a legitimate business purpose of the Company and its Affiliates, and (b) disclosed after the intended recipient has signed a Company-approved agreement containing the appropriate confidentiality provisions. In addition, the Participant agrees to make every reasonable effort to (a) ensure the confidentiality and integrity of confidential information of the Company and its Affiliates and (b) protect it against reasonably anticipated threats or hazards to its security or integrity. “Confidential Information” means all information of the Company or its Affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ trade secrets, but excluding information that (i) is or becomes generally available to the public other than as a result of disclosure directly or indirectly by the Participant in breach of his or her obligations; (ii) is or becomes available to the Participant on a non-confidential basis from a source other than the Participant unless the Participant knows after due inquiry that such source is prohibited from disclosing the information to the Participant by a contractual, fiduciary or other legal obligation to the Company or any of its Affiliates; or (iii) is or was independently acquired or developed by the Participant after the termination of his or her Employment without violating the Participant’s obligations under this Agreement or any other obligation of confidentiality the Participant may have to the Company or any of its Affiliates; provided that if the Participant is a party to a written agreement containing a provision regarding non-disclosure of confidential information in favor of the Company or any subsidiary of the Company, “Confidential Information” shall mean the information described in such provision.

Upon the Company or any Affiliate’s request, the Participant will promptly return to the Company or destroy all Confidential Information and other company materials that came into his or her possession, custody or control in connection with his or her employment by (or other service to) the Company or any of its Affiliates. The term “company materials” includes, but is not limited to, all notes, correspondence, reports, computer programs, customer lists, data, manuals, presentations, and contracts which in any way relates to the Company or any Affiliate’s business. Upon termination of employment (or other service relationship, if applicable), the Participant will promptly return all such materials without retaining any copies.

11. Competing Activity. The Administrator may cancel, rescind, terminate, withhold or otherwise limit or restrict the Award at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan, or if the Participant breaches any agreement with the Company or its subsidiaries with respect to non-competition or non-solicitation or materially breaches any agreement with the Company or its subsidiaries with respect to confidentiality, or, if no such agreement exists, the Participant engages in Competitive Activity or Solicitation during the term of the Participant’s Employment or during the 18-month period following cessation of the Participant’s Employment or engages in any material unauthorized disclosure of Confidential Information during the term of the Participant’s Employment or thereafter, in each case, regardless of the reason for such cessation. Notwithstanding the foregoing, if the Participant is subject to a non-competition, non-solicitation or confidentiality agreement with the Company or its subsidiaries, the determination as to whether the Participant has breached any obligation contained in such agreement shall be made in accordance with the terms of such agreement.

For purposes of this Agreement, “Competitive Activity” means, directly or indirectly, becoming employed by, engaging in business with, serving as an agent or consultant to, becoming a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any person competitive with, or otherwise performing services relating to, the business activities of the Company or its Affiliates at the time of the Participant’s termination of Employment; provided that if the Participant is a party to a written agreement containing a non-competition provision in favor of the Company or any subsidiary of the Company, “Competitive Activity” shall mean any action that would constitute a breach of such non-competition provision.

For purposes of this Agreement, “Solicitation” means, directly or indirectly, soliciting or hiring or assisting any other person or entity in soliciting or hiring any employee of the Company or any of its respective Affiliates to perform services for any entity (other than the Company or its respective Affiliates), or attempting to induce any such employee to leave the employ of the Company or its respective Affiliates, or interfering in any manner with any such employee’s relationship with the Company or its respective affiliates, or soliciting, hiring or engaging on behalf of himself or any other person anyone who was employed by the Company or its respective Affiliates during the six-month period preceding such hiring or engagement. Nothing herein shall preclude the Participant or such other person or entity from using any public advertising of a nature not specifically directed to employees of the Company or its Affiliates to solicit or hire employees of the Company or its respective affiliates if such employees initiate contact with the Participant further to such advertising without specific solicitation; provided that if the Participant is a party to a written agreement containing a non-solicitation provision in favor of the Company or any subsidiary of the Company, “Solicitation” shall mean any action that would constitute a breach of such non-solicitation provision.

12. Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing.

13. Governing Law. This Agreement shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

By acceptance of the Award, the undersigned agrees hereby to become a party to, and be bound by the terms of, the Management Stockholders’ Agreement and to be subject to the terms of this Award and the Plan. The Participant further acknowledges and agrees that (i) the signature to this Agreement on behalf of the Company may be an electronic signature that will be treated as an original signature for all purposes hereunder and (ii) if so, such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

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The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the date first set forth above.

Sky Growth Holdings Corporation

By:
Name:	Ronald Cami
Title:	Vice President and Secretary

Agreed and Accepted:

By:
Name:	[ ]

[Signature Page to Restricted Stock Unit Award Agreement]